For Immediate Release

Contact(s):

English Language Media:	Russian Language Media:
Andrew M. O’Shea	Andrey A. Shtorkh
Secretary	Renova Group, Moscow
Phone: 860.298.0444	Phone: + 7 495 975 0240
aoshea@moscowcablecom.com

RENOVA MEDIA COMPLETES ACQUISITION OF MOSCOW CABLECOM

New York, United States, July 19, 2007 — Moscow CableCom Corp. (NASDAQ: MOCC) and Renova Media Enterprises Ltd. jointly announced today that they have completed the previously announced merger of Moscow CableCom with a wholly owned subsidiary of Renova Media.  As a result, Renova Media has acquired all of the equity interests in Moscow CableCom that it did not already own at a cash price of $12.90 per share of Moscow CableCom’s common stock and $39.4095 per share of Moscow CableCom’s Series A preferred stock.

As a result of the merger, Moscow CableCom is now a wholly-owned direct subsidiary of Renova Media and public trading of Moscow CableCom shares on the NASDAQ Global Market has ended as of the close of the market today.  Moscow CableCom will promptly file with the Securities and Exchange Commission to terminate its registration and suspend its public reporting obligations.

Moscow CableCom previously distributed to its security holders an Information Statement containing detailed information from Moscow CableCom and Renova Media about the merger.  A copy of the Information Statement can be obtained, free of charge, at the SEC’s website (www.sec.gov).

Holders of Moscow CableCom common stock and Series A preferred stock immediately prior to the completion of the merger will be sent supplemental instructions regarding how to obtain payment for their shares and their right under Delaware law to appraisal of their shares in lieu of claiming their merger payment.

About Moscow CableCom Corp.

Moscow CableCom Corp. is the U.S.-based parent of a Moscow, Russia-based company that provides access to pay-TV and Internet services under the brand name “AKADO.” AKADO is in the process of expanding its hybrid fiber-coaxial network in Moscow to provide residential and business customers with comprehensive broadband services in digital cable TV and radio, and high-speed data transmission and Internet access. The Company has licenses to provide its services to 1.5 million homes and businesses in Moscow, through its proprietary agreements for use of the Moscow Fiber Optic Network (MFON), the largest high-speed network in Moscow. For more information on Moscow CableCom Corp. and AKADO, visit: http://www.moscowcablecom.com and http://www.akado.ru.

About Renova Media Enterprises Ltd.

Renova Media Enterprises Ltd. is the telecommunications arm of Renova Group, a leading Russian private equity investor.

Renova Media provides cable television, high-speed Internet access and Internet protocol-based telephony to residential and business customers in the City of Moscow. Renova Media is the City of Moscow’s second largest provider of broad-range access to Internet and the largest Triple Play provider. Renova Media currently serves over 500,000 subscribers. Renova Media has stakes in Moscow CableCom, COMCOR, Teleinform, and Belarus-based Cosmos-TV.

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